UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CARBO CERAMICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARBO CERAMICS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Stockholders of CARBO Ceramics Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of CARBO Ceramics Inc. will be held Tuesday, May 17, 2016, at 9:00 a.m. local time, at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056, for the following purposes:

1.	To elect eight Directors, the names of whom are set forth in the accompanying proxy statement, to serve until the 2017 Annual Meeting of Stockholders.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm.

3.	To approve, by advisory vote, the compensation of the named executive officers.

4.	To transact such other business as may properly be brought before the meeting.

Stockholders of record at the close of business on March 21, 2016 are the only stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A complete list of stockholders entitled to vote at the Annual Meeting of Stockholders will be available for examination at the Company’s principal executive offices located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, for a period of ten days prior to the Annual Meeting of Stockholders. This list of stockholders will also be available for inspection at the Annual Meeting of Stockholders and may be inspected by any stockholder for any purpose germane to the Annual Meeting of Stockholders.

It is important that your shares be represented at the meeting. Accordingly, even if you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope prior to the Annual Meeting of Stockholders or follow the Internet or telephone voting procedures described on the proxy card. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person. Your prompt consideration is greatly appreciated.

By Order of the Board of Directors,

/s/ John R. Bakht
John R. Bakht
Corporate Secretary

April 1, 2016

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2016: The Proxy Statement and Annual Report to Stockholders are available at www.carboannualmeeting.com.

CARBO CERAMICS INC.

575 N. Dairy Ashford, Suite 300

Houston, Texas 77079

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of CARBO Ceramics Inc. (the “Company”) for use at the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held May 17, 2016, at 9:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Hotel Granduca, 1080 Uptown Park Boulevard, Houston, Texas 77056.

The Company’s principal executive offices are located at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The telephone number at that address is (281) 921-6400.

Most stockholders (including participants in the Company stock fund in the Company’s Savings and Profit Sharing Plan) have a choice of granting their proxies by telephone, over the Internet or by using a traditional proxy card. You should refer to your proxy or voting instruction card to see which options are available to you and how to use them. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities and to confirm that their instructions have been properly recorded.

The cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares held of record by such persons, will be borne by the Company. The Company has retained D.F. King & Co., Inc. (“D.F. King”) to aid in the solicitation of proxies. It is estimated that the cost of D. F. King’s services will be approximately $6,500 plus expenses. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, electronic communication, or personal communication by employees of D.F. King and the Company. These proxy solicitation materials are being mailed and made available at www.carboannualmeeting.com on or about April 8, 2016 to all stockholders entitled to vote at the Annual Meeting.

A stockholder giving a proxy pursuant to this solicitation (including via telephone or via the Internet) may revoke it at any time before the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a valid proxy (including via telephone or via the Internet) bearing a later date or by attending the Annual Meeting and voting in person.

Deadline for Receipt of Stockholder Proposals

Pursuant to regulations of the Securities and Exchange Commission (the “SEC”), in order to be included in the Company’s Proxy Statement for its 2017 Annual Meeting, stockholder proposals must be received at the Company’s principal executive offices, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, Attention: Secretary, no later than December 9, 2016, and must comply with additional requirements established by the SEC. In addition, the Company’s Second Amended and Restated By-Laws provide that any stockholder who desires either to bring a stockholder proposal before an annual meeting of stockholders or to present a nomination for Director at an annual meeting of stockholders must give advance notice to the Secretary of the Company with respect to such proposal or nominee. The Company’s Second Amended and Restated Bylaws generally require that written notice be delivered to the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the anniversary of the preceding year’s annual meeting of stockholders and contain certain information regarding the stockholder desiring to present a proposal or make a nomination and, in the case of a nomination, information regarding the proposed Director nominee. For the 2017 Annual Meeting, the Secretary of the Company must receive written notice on or after

January 21, 2017, and on or before February 20, 2017. A copy of the Company’s Second Amended and Restated Bylaws is available upon request from the Secretary of the Company.

Record Date, Shares Outstanding and Voting

Only stockholders of record at the close of business on March 21, 2016 are entitled to notice of, and to vote at, the Annual Meeting. At the record date, 23,478,033 shares of the Company’s Common Stock were issued and outstanding and entitled to be voted at the meeting. The presence, in person or by proxy, of stockholders holding a majority of the shares of the Company’s Common Stock entitled to vote will constitute a quorum for the Annual Meeting.

Every stockholder is entitled to one vote for each share held with respect to each matter, including the election of Directors, which comes before the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of Directors. If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify a choice with respect to such proposals, the proxy will be voted (i) FOR all Director nominees, (ii) FOR the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm, and (iii) FOR the advisory vote to approve the compensation of the named executive officers.

The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to elect each Director nominee. The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm. With respect to the advisory proposal regarding the compensation of the named executive officers as disclosed in this proxy statement, the proposal will be considered approved if it receives the affirmative vote of a majority of the shares of Common Stock cast on the resolution. This advisory vote is non-binding on the Company and the Board of Directors.

New York Stock Exchange (“NYSE”) rules permit brokers to vote for routine matters such as the ratification of the appointment of Ernst & Young without receiving instructions from the beneficial owner of the shares. NYSE rules prohibit brokers from voting on the election of Directors, executive compensation and other non-routine matters without receiving instructions from the beneficial owner of the shares. In the absence of instructions, the shares are viewed as being subject to “broker non-votes.” “Broker non-votes” will be counted for quorum purposes (as they are present and entitled to vote on the ratification of Ernst & Young’s appointment) but will not affect the outcome of any other matter being voted upon at the Annual Meeting. A broker or other nominee holding shares for a beneficial owner may not vote these shares in regard to the election of Directors (Proposal 1) or the advisory vote regarding the compensation of named executive officers (Proposal 3) without specific instructions from the beneficial owner. Abstentions are treated as present and entitled to vote and thus, will be counted in determining whether a quorum is present. Abstentions will have the effect of a vote cast against Proposal 2, but otherwise will not be counted as a vote cast and will not have an effect on the outcome of Proposals 1 or 3.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. The Company and some brokers use this process for proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or the Company that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold shares registered in your name, and the Company will promptly undertake to carry out your request. You can notify the Company by sending a written request to the Company at 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079, or by telephone at (281) 921-6400.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists as of March 21, 2016, with respect to each person who is known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, the name and address of such owner, the number of shares of Common Stock beneficially owned and the percentage such shares comprised of the outstanding shares of Common Stock of the Company. Except as indicated, each holder has sole voting and dispositive power over the listed shares. Percentage of beneficial ownership is based on 23,478,033 shares of Common Stock outstanding on March 21, 2016.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
FMR LLC (1)	3,492,200	14.9%
245 Summer Street Boston, Massachusetts 02210
William C. Morris (2)	3,375,622	14.4%
60 East 42nd Street, Suite 3210 New York, New York 10165
BlackRock, Inc. (3)	2,666,735	11.4%
55 East 52nd Street New York, New York 10055
Wilks Brothers, LLC (4)	2,306,709	9.8%
17010 Interstate 20 Cisco, Texas 76437
SouthernSun Asset Management LLC (5)	1,730,088	7.4%
6070 Poplar Avenue, Suite 300 Memphis, Tennessee 38119
DePrince, Race & Zollo, Inc. (6)	1,527,895	6.5%
250 Park Ave South, Suite 250 Winter Park, Florida 32789
The Vanguard Group (7)	1,474,233	6.3%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
Snow Capital Management, L.P. (8)	1,340,471	5.7%
2000 Georgetowne Drive, Suite 200 Sewickley, Pennsylvania 15143
Heartland Advisors, Inc. (9)	1,221,124	5.2%
789 North Water Street Milwaukee, WI 53202
Balyasny Asset Management L.P. (10)	1,200,931	5.1%
181 West Madison, Suite 3600 Chicago, IL

(1)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2015, FMR LLC reported sole voting power as to 1,347,900 shares of Common Stock and sole dispositive power as to 3,492,200 shares of Common Stock.

(2)	Based on a Form 4 filed with the SEC on March 7, 2016 and information provided by Mr. Morris as of March 7, 2016, Mr. Morris reported sole voting and dispositive power as to 3,160,659 shares of Common Stock. Also includes 214,963 shares of Common Stock held by Mr. Morris’ spouse, for which Mr. Morris shares voting and dispositive power.
(3)	Based on a Schedule 13G/A filing with the SEC, as of January 31, 2016, BlackRock, Inc. reported sole voting power as to 2,606,799 shares of Common Stock and sole dispositive power as to 2,666,735 shares of Common Stock.
(4)	Based on a Schedule 13G filing with the SEC, as of January 21, 2016, the following persons (acting as a group) reported the following: Wilks Brothers, LLC sole voting and dispositive power as to 1,305,676 shares of Common Stock, Dan and Staci Wilks – shared voting and dispositive power as to 1,000,143 shares of Common Stock and Kwell Holdings, LP – voting and dispositive power as to 890 shares of Common Stock.
(5)	Based on a Schedule 13G filing with the SEC, as of December 31, 2015, SouthernSun Asset Management reported sole voting power as to 1,500,943 shares of Common Stock and sole dispositive power as to 1,730,088 shares of Common Stock.
(6)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2015, DePrince, Race & Zollo, Inc. reported sole voting power as to 1,173,092 shares of Common Stock and sole dispositive power as to 1,527,895 shares of Common Stock.
(7)	Based on a Schedule 13G filing with the SEC, as of December 31, 2015, The Vanguard Group reported sole voting power as to 25,653 shares of Common Stock, shared voting power as to 1,200 shares of Common Stock, sole dispositive power as to 1,448,880 shares of Common Stock, and shared dispositive power as to 25,353 shares of Common Stock.
(8)	Based on a Schedule 13G filing with the SEC, as of December 31, 2015, Snow Capital Management, L.P. reported sole voting power as to 1,308,251 shares of Common Stock and sole dispositive power as to 1,340,471 shares of Common Stock.
(9)	Based on a Schedule 13G/A filing with the SEC, as of December 31, 2015, Heartland Advisors, Inc. reported shared voting power as to 1,199,624 shares of Common Stock and shared dispositive power as to 1,221,124 shares of Common Stock. William J. Nasgovitz also reported beneficial ownership of these shares in the same manner by virtue of his control of Heartland Advisors, Inc.
(10)	Based on a Schedule 13G filing with the SEC, as of January 29, 2016, Balyasny Asset Management L.P. reported sole voting and dispositive power as to 1,200,931 shares of Common Stock. Dmitry Balyasny also reported beneficial ownership of these shares in the same manner by virtue of his position as the sole managing member of the general partner of Balyasny Asset Management L.P.

The following table sets forth the number of shares of Common Stock of the Company beneficially owned by (i) each Director of the Company, (ii) each named executive officer of the Company, and (iii) Directors and all executive officers of the Company as a group, as of March 21, 2016. For purposes of this proxy statement, Gary A. Kolstad, Ernesto Bautista, III, Don P. Conkle, John R. Bakht and Roger Riffey are referred to as the Company’s “named executive officers.” Except as indicated, each holder has sole voting and dispositive power over the listed shares. No current Director, nominee Director or executive officer has pledged any of the shares of Common Stock disclosed below. Percentage of beneficial ownership is based on 23,478,033 shares of Common Stock outstanding on March 21, 2016. The number and percentage of shares of Common Stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of Common Stock for which a person has sole or shared voting power or investment power and also any shares of Common Stock that may be acquired by that person within 60 days of March 21, 2016. Unless otherwise indicated in the footnotes, the address for each executive officer and Director is c/o CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079.

	Amount and Nature of Beneficial Ownership		Percent of Common Stock Beneficially Owned
	Currently Owned	Acquirable Within 60 Days
Directors
Sigmund L. Cornelius	8,109		*
Chad C. Deaton (1)(2)	9,619		*
James B. Jennings	8,675		*
H. E. Lentz, Jr.	12,609		*
Randy L. Limbacher	11,601		*
Gary A. Kolstad (1)(3)	199,138		*
William C. Morris (4)	3,375,622		14.4%
Robert S. Rubin	424,959		1.8%
Other Named Executive Officers
Ernesto Bautista, III (1)	55,494		*
Don P. Conkle (1)	64,367		*
John R. Bakht (1)(5)	34,058		*
Roger Riffey (1)	27,800		*
Directors and All Executive Officers as a Group (12 persons) (1)(2)(3)(4)	4,232,051		18.0%

*	Less than 1%.
(1)	Shares shown above for Messrs. Deaton, Kolstad, Bautista, Conkle, Bakht and Riffey and for all directors and executive officers as a group include 1,334, 69,922, 19,546, 31,655, 15,615, and 13,051 shares of unvested restricted stock, respectively, for which the holder has sole voting but no dispositive power.
(2)	Shares shown as beneficially owned by Mr. Deaton include 4,360 shares of Common Stock held jointly with his spouse.
(3)	Shares shown as beneficially owned by Mr. Kolstad includes 2,750 shares of Common Stock held jointly with his spouse, with whom Mr. Kolstad shares voting and dispositive power.
(4)	Shares shown as beneficially owned by Mr. Morris include 214,963 shares of Common Stock held by his spouse.
(5)	Mr. Bakht was appointed Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer in June 2015.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

Nominees. A board of eight Directors is to be elected at the meeting. Each Director elected to the Board will hold office until the next Annual Meeting or until his or her successor has been elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the eight nominees named below, all of whom are presently Directors of the Company. In the event that any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board to fill the vacancy, unless the size of the Board is reduced. The proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement. It is not expected that any nominee will be unable or will decline to serve as a Director. Biographical information regarding each nominee is set forth below, as well as a summary of the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the nominee should serve as a Director of the Company. Each nominee’s experience and understanding is evaluated in determining the overall composition of the Board.

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since
William C. Morris (77)	Mr. Morris currently serves as Chairman of the Board of the Company. Mr. Morris is also currently Chairman of the Board of Clysar, LLC (a Clinton, Iowa manufacturer of polyolefin shrink wrap), and of Gulf Coast Supply & Manufacturing, LLC (a Florida metal roofing manufacturer). From December 1988 until November 2008, he served as Chairman of the Board of Directors of J. & W. Seligman & Co. Incorporated (a New York-based investment advisory firm); Chairman of the Board of Tri-Continental Corporation; and Chairman of each of the investment companies in the Seligman Group of Funds. Mr. Morris has extensive experience in the areas of corporate finance, mergers and acquisitions, and strategic planning. He also possesses a strong understanding of corporate governance matters. In addition, his long tenure as a Director of the Company is of particular value to the Board in the course of its discussions and deliberations.	1987

Sigmund L. Cornelius (61)	Since April 1, 2014, Mr. Cornelius has served as President and Chief Operating Officer of Freeport LNG, L.P. (a Texas-based owner and operator of a liquefied natural gas receiving and regasification terminal). From October 2008 until December 2010, he served as Senior Vice President, Finance, and Chief Financial Officer of ConocoPhillips (a Houston-based energy company). Prior to that, he served as Senior Vice President, Planning, Strategy and Corporate Affairs of ConocoPhillips since September 2007, having previously served as President, Exploration and Production — Lower 48 since 2006. He served as President, Global Gas of ConocoPhillips since 2004, and prior to that served as President, Lower 48, Latin America and Midstream since 2003. Mr. Cornelius retired from ConocoPhillips in December 2010 after 30 years of service with the company. Mr. Cornelius currently serves as a Director of Columbia Pipeline Group, Inc., Western Refining, Inc. and Parallel Energy Trust (a Canadian limited purpose trust), and was a Director of DCP Midstream GP, LLC from November 2007 to October 2008 and USEC Inc. from 2011 to 2014. Mr. Cornelius has significant domestic and international executive experience in	2009

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since

	the Exploration and Production industry, which is the primary end user of the Company’s products and services. In addition, as the former CFO of a public company, he has extensive experience and skills in the areas of corporate finance, accounting, strategic planning and risk oversight.

Chad C. Deaton (63)	Mr. Deaton served as Executive Chairman of the Board of Baker Hughes Incorporated (a Houston-based oilfield services company) from January 2012 until his retirement on April 25, 2013. Prior to that, he served as Chairman, President and Chief Executive Officer from October 2004 until January 2012. From August 2002 to October 2004, he served as President, Chief Executive Officer and a Director of the Hanover Compressor Company (a Houston-based natural gas compression package supplier). Mr. Deaton was employed in a variety of positions by Schlumberger Oilfield Services and/or its affiliates from 1976 through 2001. Mr. Deaton currently serves as a director of Ariel Corporation (a private corporation), Air Products and Chemicals Inc., Transocean Ltd. and Marathon Oil Corporation. Mr. Deaton also served as a director of the Company from 2004-2009.	2013

James B. Jennings (75)	Mr. Jennings served as a Senior Advisor to Brown Brothers Harriman & Co. (a banking and financial services firm) from February 2009 through December 2011. From April 2004 until December 2007, Mr. Jennings served as Chairman of the Board of Hunt Oil Company (a Dallas-based oil and natural gas company). Prior to that time, Mr. Jennings held various executive positions with Hunt Oil Company, including President/Director and Executive Vice President of International and U.S. Exploration, and Group Vice President — World Exploration and Production. Mr. Jennings served on the Board of Directors of Hunt Oil Company from 1991 to 2007. Mr. Jennings served on the Board of Directors of VAALCO Energy, Inc. from June 2013 until his retirement in December 2015 and was lead independent director of VAALCO from September 2013 through December 2015. Mr. Jennings has extensive senior leadership experience in the oil and natural gas industry, including international operations. He also possesses valuable skills in the area of strategic planning.	2007

Gary A. Kolstad (57)	Mr. Kolstad was appointed by the Board of Directors to serve as President and Chief Executive Officer and a Director of the Company, effective as of June 1, 2006. Mr. Kolstad was previously employed by Schlumberger from 1985 to June 2006, where he most recently served as Vice President, Global Accounts for Schlumberger Oilfield Services and previously led Schlumberger’s U.S. Onshore business unit as Vice President, Oilfield Services. Mr. Kolstad has a Bachelor of Science degree in Petroleum Engineering and a strong executive background in the oil field services business, which is the primary industry that purchases products and services from the Company. He also has a solid understanding of global operations and strategic planning.	2006

Name (Age)	Business Experience During Past 5 Years and Other Information	Director Since
H. E. Lentz, Jr. (71)	From June 2009 to May 2011, Mr. Lentz served as a Managing Director of Lazard Frères & Co. (an investment banking firm). Formerly, he served as a Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009; a Managing Director of Lehman Brothers from 1993 to 2002; consultant to Lehman in 2003 and an Advisory Director of Lehman from 2004 to September 2008. He also served as the non-executive Chairman of the Board of Rowan Companies plc, from 2010 to 2014 and currently serves as a Director of Peabody Energy Corporation, Macquarie Infrastructure Company and WPX Energy, Inc. Mr. Lentz has significant experience in the areas of corporate finance, mergers and acquisitions and strategic planning. As a Director of three other public companies, he also has experience in the area of corporate governance.	2003

Randy L. Limbacher (57)	From April 2013 until December 2015, Mr. Limbacher served as President, Chief Executive Officer and a Director of Samson Resources Corporation (a Tulsa-based oil and natural gas company), which filed for Chapter 11 protection in September 2015. Mr. Limbacher continues to serve as Vice Chairman of the Board of Directors of Samson, a position he has held since December 2015. From November 2007 until February 2013, Mr. Limbacher served as President and Chief Executive Officer and a Director of Rosetta Resources, Inc. (a Houston-based oil and natural gas company). From February 2010 until February 2013, Mr. Limbacher also served as Chairman of the Board of Rosetta. From April 2006 until November 2007, Mr. Limbacher held the position of President, Exploration and Production — Americas for ConocoPhillips (a Houston-based energy company). Prior to that time, Mr. Limbacher spent over twenty years with Burlington Resources Inc. (a Houston-based oil and natural gas company), where he served as Executive Vice President and Chief Operating Officer from 2002 until acquired by ConocoPhillips in April 2006. He was a Director of Burlington Resources from January 2004 until the sale of the company. Mr. Limbacher has significant executive experience in the oil and natural gas industry. He also possesses skills in the area of strategic planning.	2007

Robert S. Rubin (84)	From 2001 until January 2015, Mr. Rubin served as a Senior Vice President of JPMorgan Chase & Co. (a New York-based financial holding company) and a predecessor firm. He has extensive experience in the areas of corporate finance, accounting, mergers and acquisitions, strategic planning and risk oversight.	1997

The Board of Directors recommends a vote “FOR” the election of each of the nominees for Director named in this proxy statement.

The Board has determined that each of the following Directors is independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE:

William C. Morris

Sigmund L. Cornelius

Chad C. Deaton

James B. Jennings

H. E. Lentz, Jr.

Randy L. Limbacher

Robert S. Rubin

The Board has evaluated the independence of the members of the Board under the independence standards promulgated by the NYSE. In conducting this evaluation, the Board and Audit Committee considered transactions and relationships between each Director nominee or his immediate family and the Company to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such Director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Morris, Cornelius, Deaton, Jennings, Limbacher, Lentz and Rubin have no material relationship with the Company and, as a result, are independent. In determining the independence of Mr. Morris, the Board specifically considered that the Company reimburses Directors for direct expenses incurred in connection with Company-related travel, and that Mr. Morris may travel on Company business by means of a private aircraft owned by Mr. Morris. The Board concluded that such expense reimbursements are not inconsistent with a determination that Mr. Morris is independent.

Please see the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for information about the Company’s executive officers.

Interested parties may contact the Board, or the non-management Directors as a group, at the following address:

Board of Directors

or

Non-Management Directors

c/o CARBO Ceramics Inc.

575 N. Dairy Ashford

Suite 300

Houston, Texas 77079

Communications may also be sent to individual Directors at the above address. Communications to Directors will be reviewed and referred in compliance with the Procedures for Unsolicited Communications, as approved by the Nominating and Corporate Governance Committee of the Board on July 12, 2004 (which comprise a majority of the Board’s independent Directors). Communications to the Board, the non-management Directors or any individual Director that relate to the Company’s accounting, internal accounting controls or auditing matters will also be referred to the Chairman of the Audit Committee. Other communications will be referred to the appropriate Committee chairman and may also be sent, as appropriate, to the Company’s Chief Compliance Officer.

BOARD OF DIRECTORS, COMMITTEES OF THE BOARD OF DIRECTORS AND

MEETING ATTENDANCE

The Board met seven times and took action by unanimous written consent once during the last fiscal year. Each Director attended at least 75% of all meetings of the Board and the Committees of which such Director is a member. Although there is no formal policy as to Director attendance at the Annual Meeting, all Directors attended the 2015 Annual Meeting and all are anticipated to attend the 2016 Annual Meeting as well.

The primary function of the Board is oversight, which includes among other matters, oversight of the principal risk exposures to the Company. To assist the Board in this role, the Audit Committee periodically requests the Company’s internal auditor to conduct a review of enterprise risks associated with the Company. The internal audit firm reports its findings and assessments to the Audit Committee, which then reports the findings to the Board as a whole.

Pursuant to the Company’s Corporate Governance Guidelines, the offices of Chairman of the Board and Chief Executive Officer are currently separated. The positions of the Chairman of the Board and the Chief Executive Officer are not held by the same person and the Chairman of the Board is not an employee of the Company. The Board views this separation as a means to allow the Board to fulfill its role in risk oversight through a collaborative, yet independent, interaction with Company management.

The Board has an Audit Committee currently comprised of six members and a Compensation Committee and a Nominating and Corporate Governance Committee, each of which is currently comprised of seven members. The charters of each of these Committees and the Company’s Corporate Governance Guidelines are available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o Corporate Secretary, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Board votes annually on the membership and chairmanship of all Committees.

Audit Committee. The Audit Committee currently consists of Sigmund L. Cornelius (Chairman), Chad C. Deaton, James B. Jennings, H. E. Lentz, Jr., Randy L. Limbacher, and Robert S. Rubin. The Committee met nine times during the last fiscal year. The Board has determined that all of the members of the Audit Committee are independent within the meaning of the applicable rules of the SEC and the listing standards of the NYSE. The Board has also determined that each of Robert S. Rubin and Sigmund L. Cornelius meets the requirements for being an “audit committee financial expert,” as that term is defined by applicable SEC and NYSE rules. The Audit Committee appoints and retains the Company’s independent registered public accounting firm, approves the fee arrangement and scope of the audit, reviews the financial statements and the independent registered public accounting firm’s report, considers comments made by the independent registered public accounting firm with respect to the Company’s internal control structure and reviews internal accounting procedures and controls with the Company’s financial and accounting staff. The Audit Committee also conducts the review of the non-audit services provided by the independent registered public accounting firm to determine their compatibility with its independence. The Audit Committee reviews the independent registered public accounting firm’s performance, qualification and quality control procedures and establishes policies for: (i) the pre-approval of audit and permitted non-audit services by the independent registered public accounting firm; (ii) the hiring of former employees of the independent registered public accounting firm; and (iii) the submission and confidential treatment of concerns from employees or others about accounting, internal controls, auditing or other matters.

The Audit Committee reviews with management the Company’s disclosure controls and procedures and internal control over financial reporting and the processes supporting the certifications of the Chief Executive Officer and Chief Financial Officer. It also reviews with management and the Company’s independent registered public accounting firm the Company’s critical accounting policies. The Audit Committee reviews the Company’s annual and quarterly SEC filings and other related Company disclosures. The Audit Committee reviews the Company’s compliance with the Code of Business Conduct and Ethics as well as other legal and regulatory matters. The Committee reviews related person transactions in accordance with the Company’s Code of Business

Conduct and Ethics and applicable SEC guidelines. Such reviews are conducted periodically, but no less frequently than annually, and are reflected in the minutes of the Audit Committee. In accordance with Company policies, directors, officers and employees, and their family members, may not engage in transactions that create conflicts of interest with the Company. Each of our directors and executive officers is instructed and periodically reminded to inform the General Counsel or Chief Financial Officer of any potential related party transactions. In addition, each such director and executive officer completes a questionnaire on an annual basis designed to elicit information about any potential related party transactions. Moreover, through its accounting department, management conducts an annual review of accounting records for potential related party transactions. Based on the information provided from all relevant sources, the General Counsel evaluates the potential conflict. The Chief Financial Officer or General Counsel, as the case may be, brings relevant transactions to the attention of the Audit Committee. The Audit Committee then considers those transactions in accordance with its charter and reports to the Board on its conclusions and recommendations, with any members involved in the subject transaction abstaining from discussion and voting. The Audit Committee takes into account, among other things, the details of the transaction, whether the transaction was voluntarily disclosed in advance or as soon as the conflict became apparent, whether the terms are fair to the Company, whether there are genuine business reasons for the Company to enter into the transaction, and the opinion of counsel whether the transaction represents an improper conflict for any director or executive officer.

In performing these duties, the Audit Committee has full authority to: (i) investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) retain outside legal, accounting or other consultants to advise the Committee; and (iii) request any officer or employee of the Company, the Company’s in-house or outside counsel, internal audit service providers or independent registered public accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Compensation Committee. The Compensation Committee currently consists of H. E. Lentz, Jr. (Chairman), Sigmund L. Cornelius, Chad C. Deaton, James B. Jennings, Randy L. Limbacher, William C. Morris and Robert S. Rubin. The Committee met four times and took action by unanimous written consent once during the last fiscal year. The Board has determined that all of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. The Compensation Committee (i) establishes policies relating to the compensation of the non-employee Directors, officers and key management employees of the Company; (ii) reviews and approves the compensation of the non-employee Directors, officers and the President and Chief Executive Officer; (iii) reviews payment estimates with respect to cash incentive compensation awards for non-officer employees; (iv) oversees the administration of the Company’s equity compensation plans; and (v) reviews and approves periodically, but no less than annually, the Company’s compensation goals and objectives with respect to its officers, including oversight of the risks associated with the Company’s compensation programs. The Compensation Committee also evaluates and approves post-service arrangements with management and establishes and reviews periodically the Company’s perquisite policies for management and Directors.

In performing its duties, the Compensation Committee has ultimate authority and responsibility to engage and terminate any compensation consultant, legal counsel or other adviser (together “advisers”) to assist in determining appropriate compensation levels for the Chief Executive Officer or any other member of the Company’s management and to approve the terms of any such engagement and the fees of any such adviser. For 2015, Frederic W. Cook & Co., Inc. (“FW Cook”) was engaged by the Committee to provide compensation consulting services in connection with the review and summary of executive compensation. FW Cook did not provide any other services to the Company in 2015. In addition, the Committee has full access to any relevant records of the Company and may also request that any officer or other employee of the Company (including the Company’s senior compensation or human resources executives), the Company’s in-house or outside counsel, or any other person meet with any members of, or consultant to, the Committee. In addition to information provided by outside compensation consultants, the officers of the Company may also collect peer group compensation data for review by the Committee.

The Committee sets the compensation policy for the Company as a whole and specifically decides all compensation matters related to the officers of the Company. The Committee has delegated to its Chairman the ability to grant interim equity awards to non-officer employees of the Company under the stockholder-approved equity plans of the Company in an amount not to exceed 2,000 shares of Common Stock per employee award, with such awards to be reported to the full Committee at its next meeting.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of William C. Morris (Chairman), Sigmund L. Cornelius, Chad C. Deaton, James B. Jennings, Randy L. Limbacher, H. E. Lentz, Jr. and Robert S. Rubin. The Nominating and Corporate Governance Committee acted unanimously in recommending the nomination of the Directors in Proposal No. 1. The Committee met two times during the last fiscal year. The Board has determined that all of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. The Nominating and Corporate Governance Committee establishes the Company’s corporate governance principles and guidelines. These principles and guidelines address, among other matters, the size, composition and responsibilities of the Board and its Committees, including their oversight of management. The Committee also advises the Board with respect to the charter, structure and operation of each Committee of the Board. The Nominating and Corporate Governance Committee oversees the evaluation of the Board and officers of the Company and reviews and periodically reports to the Board on matters concerning Company succession planning. The Committee has full access to any relevant records of the Company and may retain outside consultants to advise it. The Committee has the ultimate authority and responsibility to engage or terminate any outside consultant to identify Director candidate(s) and to approve the terms and fees of such engagement of any such consultant. The Committee may also request that any officer or other employee of the Company, the Company’s outside counsel, or any other person meet with any members of, or consultants to, the Committee.

The Company’s Board has charged the Nominating and Corporate Governance Committee with identifying individuals qualified to become members of the Board and recommending Director nominees for each Annual Meeting, including the recommendation of nominees to fill any vacancies on the Board. The Nominating and Corporate Governance Committee considers Director candidates suggested by its members, other Directors, officers and stockholders. Stockholders desiring to make such recommendations should timely submit the candidate’s name, together with biographical information and the candidate’s written consent to be nominated and, if elected, to serve to: Chairman, Nominating and Corporate Governance Committee of the Board of Directors of CARBO Ceramics Inc., 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. To assist it in identifying Director candidates, the Committee is also authorized to retain, at the expense of the Company, third party search firms and legal, accounting, or other advisors, including for purposes of performing background reviews of potential candidates. The Committee provides guidance to search firms it retains about the particular qualifications the Board is then seeking.

All Director candidates, including those recommended by stockholders, are evaluated on the same basis. Candidates are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, such as the requirements of applicable law and listing standards (including independence standards) and diversity of membership. While the Company’s Corporate Governance Guidelines do not prescribe diversity standards, as a matter of practice, the Nominating and Corporate Governance Committee considers diversity in the context of the Board as a whole, taking into account personal characteristics and experience of current and prospective Directors in order to facilitate Board deliberations that reflect an appropriate range of perspective. The Board of Directors recognizes the importance of soliciting new candidates for membership on the Board of Directors and that the needs of the Board of Directors, in terms of the relative experience and other qualifications of candidates, may change over time. In determining the needs of the Board of Directors and the Company, the Nominating and Corporate Governance Committee considers the qualifications of sitting Directors and consults with the Board of Directors, the Chief Executive Officer and certain other officers and, where appropriate, external advisors. All Directors are expected to exemplify the highest standards of personal and professional integrity and to assume the responsibility of challenging management through their active and constructive participation and questioning in meetings of the Board of

Directors and its various Committees, as well as in less formal contacts with management. Director candidates, other than sitting Directors, are interviewed at the direction of the Committee, which may include (at the Committee’s direction) interviews by the Chairman of the Board of Directors, other Directors, the Chief Executive Officer and certain other officers, and the results of those interviews are considered by the Committee in its deliberations.

The members of the Nominating and Corporate Governance Committee constitute all of the non-management Directors on the Company’s Board of Directors. As the Chairman of the Nominating and Corporate Governance Committee, William C. Morris serves as the presiding Director for non-management executive sessions of these Directors.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company has adopted a Code of Business Conduct and Ethics that applies to its Directors and employees, including its Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics, including future amendments, is available free of charge on the Company’s website at www.carboceramics.com or by writing to the Company at: CARBO Ceramics Inc., c/o General Counsel, 575 N. Dairy Ashford, Suite 300, Houston, Texas 77079. The Company will also post on its website any amendment to or waiver under the Code of Business Conduct and Ethics granted to any of its Directors or executive officers. No such waivers were requested or granted in 2015.

DIRECTOR COMPENSATION

The following table sets forth information regarding the compensation of the Company’s non-employee Directors. Mr. Kolstad did not receive any additional compensation for his service on the Board in 2015. Compensation received by Mr. Kolstad in his capacity as President and Chief Executive Officer is disclosed under “Compensation of Executive Officers” below.

Director Compensation for Fiscal Year 2015

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Sigmund L. Cornelius	63,000	99,983	—	—	—	—	162,983
Chad C. Deaton	56,000	99,983	—	—	—	—	155,983
James B. Jennings	58,000	99,983	—	—	—	—	157,983
H. E. Lentz, Jr.	67,000	99,983	—	—	—	—	166,983
Randy L. Limbacher	58,000	99,983	—	—	—	—	157,983
William C. Morris	74,000	99,983	—	—	—	—	173,983
Robert S. Rubin	63,000	99,983	—	—	—	—	162,983

(1)	Amounts shown represent the value of the 2,521 shares of stock granted to each director on May 20, 2015, the first business day after last year’s Annual Meeting, computed by multiplying the closing price of the Company’s stock on the date of grant by the number of shares subject to the grant. See “Security Ownership of Certain Beneficial Owners and Management” above for unvested restricted stock holdings of the Company’s non-employee Directors.

Directors who are not employees of the Company are paid a quarterly cash retainer of $10,000 plus $2,000 for each meeting of the Board of Directors that they attend. Non-employee directors also receive $1,000 for each Committee meeting that they attend that does not immediately precede or follow a meeting of the Board of Directors. In addition to their compensation as Directors, the Chairmen of the Audit and Compensation Committees each receive $10,000 annually as compensation for their service as Chairmen of these Committees. The Chairman of the Nominating and Corporate Governance Committee does not currently receive a separate payment for service as Chairman of this Committee. In addition to his compensation as a Director, the Chairman of the Board of Directors receives $20,000 annually as compensation for his service as Chairman of the Board. All Directors are reimbursed for out-of-pocket expenses incurred by them in attending meetings of the Board of Directors and its Committees and otherwise in performing their duties. All retainers and meeting attendance payments are paid quarterly. Additionally, payments of annual compensation amounts are paid quarterly in equal installments.

Each newly elected or appointed non-employee Director receives a grant of 2,000 shares of restricted stock on the first day he or she is elected or appointed as a non-employee Director. In each case, one third of the shares of such restricted stock grant generally vests on each anniversary of the grant date provided the grantee is still serving as a Director on each such anniversary. In the event the Director’s service with the Company terminates prior to the applicable vesting date, other than as a result of such Director’s death, disability, or retirement at age 62 or older, all restricted shares are immediately forfeited. However, if the Director’s service is terminated due to his or her death, disability or, for grants made prior to January 2014, retirement, then such unvested shares immediately vest, subject to, in the case of retirement, Board approval of such retirement. Beginning with grants made during or after January 2014, unvested shares no longer immediately vest upon retirement. The terms of the grants also provide for accelerated vesting upon a change in control of the Company. For more information regarding such accelerated vesting, see “Potential Termination and Change in Control Payments” below. Additionally, each non-employee Director who is serving in such capacity on the first business day after each Annual Meeting of Stockholders receives an annual grant of Common Stock with a market value of $100,000 as of such date (each, an “Annual Director Stock Grant”). In 2015, each non-employee director received 2,521 shares of Common Stock as an Annual Director Stock Grant. However, in consideration of numerous cost reduction efforts being undertaken by the Company, in March 2016 the Board of Directors voluntarily reduced the value of the Annual Director Stock Grant from $100,000 to $80,000 for 2016. Mr. Morris waived his 2016 Annual Director Stock Grant altogether.

Each non-employee Director is required to hold a minimum amount of shares of Common Stock (including shares of restricted stock) equal to the sum of 2,000 shares plus the number of shares received as Annual Director Stock Grants, so long as he or she is a member of the Board of Directors. Each non-employee Director currently meets this requirement.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

General Overview of Industry and Company Accomplishments. In 2015, the Company’s stock price declined due to an industry-wide downturn which severely impacted demand for the Company’s products and services, especially ceramic proppant. This severe decrease in demand in turn impacted the Company’s revenue and profitability. In light of this challenging market environment, the Company focused on and delivered a cost reduction and cash preservation strategy in order to reduce losses and preserve financial flexibility, while continuing to pursue certain operational and strategic objectives. Specifically, the management team delivered on several key objectives, including managing cash, developing and introducing new technology revenue, and maximizing, to the extent practicable in the current market environment, ceramic proppant sales. Significant operating performance highlights for 2015 included the development of new products and technology that management believes will serve as the future growth engine for the business:

•	KRYPTOSPHERE® – KRYPTOSPHERE, our ultra-conductive proppant, maintains higher levels of conductivity at higher closure stresses than sand and conventional ceramic proppant. In a market where every barrel of production is critical for our clients, KRYPTOSHERE technology allows operators to place more proppant per job and increase the propped fracture volume, enhancing a reservoir’s production potential while lowering finding and development costs per barrel of oil equivalent. Further, the extreme smoothness of KRYPTOSPHERE is less erosive to downhole and surface equipment. By protecting the equipment, KRYPTOSPHERE reduces non-productive downtime while completing a well.

•	SCALEGUARD® and SALTGUARDTM – Our unique GUARDTM family of technologies enables proppant to act as an advanced chemical delivery system allowing production assurance treatments directly into the fracture with no adverse impact on fracture conductivity or integrity. Production assurance treatments can be engineered to last the effective life of the well, which significantly reduces maintenance requirements and costs and avoids expensive workovers.

•	FUSIONTM – Used in applications with very little or no consolidating pressure like offshore water injection wells, FUSION technology creates measurable, high-integrity and high-permeability annular gravel and frac packs. FUSION technology includes CARBONRT® inert tracer technology, which allows operators of oil and natural gas wells (sometimes referred to as “E&P operators” or “operators”) to verify the location, quality and integrity of the proppant pack during the life of the well. E&P operators using FUSION are able to maintain high water injection rates through a robust and reliable annular pack that safeguards the well. The results are improved production and estimated ultimate recovery (EUR) from the reservoir.

Compensation Overview. The goal of the Company’s compensation program is to help attract and retain qualified executive talent, and to strengthen the alignment between executives and stockholders’ interests including improving profitability and enhancing stockholder value. To achieve this goal, the Compensation Committee’s decisions are guided by the following principles:

•	provide a competitive compensation package;

•	relate compensation to the performance of the Company and the individual; and

•	align employee objectives with the objectives of stockholders by encouraging executive stock ownership.

The Compensation Committee reviews each compensation element for each of the named executive officers on an annual basis. The Compensation Committee takes into account the executive’s scope of responsibilities, experience and performance, and balances these against competitive compensation levels. Executive officers are evaluated annually by the Nominating and Corporate Governance Committee, which shares their evaluation results with the Compensation Committee for use in setting the following year’s compensation. While the Compensation Committee does not utilize individual performance goals or objectives in its review, it does consider overall executive performance in their respective positions as one factor in setting the targeted compensation levels for named executive officers.

Competitive Market Position and Peer Group

To further emphasize the correlation between Company performance and executive pay and to ensure compensation is competitive, the Compensation Committee targets the 50th percentile range for base compensation and, in a change from its prior compensation strategy of targeting between the 50th and 75th percentile for incentive compensation, determined to target the 50th percentile range for total compensation (base salary and incentive compensation), as reflected by various third party sources of compensation data (“Market Data”). The Market Data, provided to the Committee by FW Cook, includes compensation information from the Company’s peer companies as well as other survey sources selected by FW Cook, such as the 2014 U.S. Mercer Total Compensation Survey for the Energy Sector and the 2014 AON Hewitt US TCM Total Compensation Survey.

For purposes of setting 2015 compensation, the peer group companies used by the Committee included Basic Energy Services, Inc., C&J Energy Services, Inc., Core Laboratories N.V., Dril-Quip, Inc., Flotek Industries, Inc., Forum Energy Technologies, GulfMark Offshore, Inc., Hornbeck Offshore Services, Inc., ION Geophysical Corporation, Newpark Resources, Inc., RPC, Inc., TESCO Corporation, and Unit Corporation (“Similar Companies”). Many of the Company’s direct competitors cannot be included in such comparisons as they are private and/or foreign entities and as such, relevant compensation data may not be readily available to the public. Despite the industry downturn, the competition for experienced, proficient executive talent in the oil and gas industry remains a challenging management issue, as companies seek to draw from a limited pool of executives. The Company believes that it is necessary to pay at competitive levels in order to attract and retain experienced and knowledgeable professionals. Additionally, the Compensation Committee believes that a significant portion of compensation should remain tied to Company performance and market risk.

2015 Say-on-Pay Vote

During the Company’s 2015 Annual Meeting of Stockholders, our stockholders supported the executive compensation program with 89% of the votes cast in favor. The Compensation Committee determined that the outcome of the vote reflected favorably on the Company’s compensation practices with respect to its executive officers.

Compensation Best Practices

The Company’s compensation program has been designed to support a strong governance model. Key elements of the program in support of this objective include:

•	Requirement for executive officers to hold their restricted shares for an additional two years after vesting;

•	Prohibition against tax gross-ups;

•	Prohibition against repricing of awards;

•	Policy that prohibits officers from engaging in short term or speculative trading of the Company’s stock;

•	Severance payable to named executive officers (other than Mr. Kolstad) only following a change in control;

•	Annual reviews of the compensation program and Compensation Committee charter;

•	Performance-based long-term incentive compensation;

•	Engagement of an independent compensation advisor to assist in designing the Company’s compensation program; and

•	Regular executive sessions of the Compensation Committee without management present.

Elements of Compensation. In order to achieve Company objectives, the Committee has combined current and deferred cash compensation with equity-based compensation. The Company’s compensation program for executive officers consists of:

•	base salary;

•	performance-based annual incentive payments based upon the Company’s annual earnings before interest income and expense and taxes (“EBIT”) under incentive compensation plans or individual employment agreements;

•	long-term incentives, primarily consisting of restricted stock grants and performance-based cash awards; and

•	matching and discretionary contributions under the Company’s Savings and Profit Sharing Plan.

The Compensation Committee structures total direct compensation to the executive officers so that the majority of compensation is delivered in the form of long-term equity awards and performance-based annual bonus awards in order to provide incentives to work toward profitable growth. Since the named executive officers have more opportunity to influence our financial results, the Committee considers it appropriate that a significant portion of their total compensation remain at risk and payable based on Company performance. The Compensation Committee believes that this mix and structure of compensation strikes a balance to promote long-term returns without motivating or rewarding excessive or inappropriate risk taking. As a result of this structure, the total “realizable” compensation of an executive officer is tied directly to Company performance and may differ from the amount reported in the compensation tables reported in this proxy statement. For example, the value of restricted stock grants is tied directly to the price of the Company’s stock. Therefore, the value of those grants, which in the case of executive officers is not generally saleable in entirety until five years after grant, may be significantly less in an environment where the price of the Company’s stock has been in decline.

In determining the total compensation to be awarded to executives in 2015, the Committee evaluated each executive’s overall performance in their respective positions, the Company’s financial performance, as measured by EBIT, as well as key Company initiatives. Those initiatives included increasing market share, leading through technology, continuing to market the Company as a production enhancement company, reducing costs and preserving cash, and completing the KRYPTOSPHERE manufacturing process to full scale operation by year end.

Base Salary. The Company recognizes that base salaries generally do not represent variable or at risk elements of total compensation. At the same time, however, the Company believes that base salaries should remain competitive in order to attract and retain superior executives, particularly since the remaining elements of total compensation are more subject to variability or at risk.

The base salaries of the Chief Executive Officer, the Chief Financial Officer and other executive officers are compared annually to base salaries of executives in similar positions at the Similar Companies and to the Market Data. The Compensation Committee typically targets base salaries for the Company’s executive officers at the 50th percentile of base salary ranges of the Market Data in order to stay competitive with its market peers. Individual salaries are then set based on overall individual performance in the most recently completed twelve months. In addition, Mr. Kolstad’s base salary remains subject to the requirements set forth in his employment agreement.

Annual Bonuses. Our Annual Incentive Arrangement (the “AIA”) is an integral part of our compensation program and is administered under the 2014 CARBO Ceramics Inc. Omnibus Incentive Plan (the “2014 Omnibus Plan”). The Compensation Committee has historically based 100% of an executive officer’s bonus on Company performance, rather than individual performance.

Under the AIA, the Compensation Committee has granted performance-based cash awards to each of the executive officers. Such awards generally measure performance over one fiscal year based on the Company’s EBIT. EBIT was determined to be the appropriate performance measure because it closely aligns the performance of the executive officers with stockholder goals and interests. Each award is determined as a percentage of EBIT and is subject to a pre-determined dollar cap, which in no event can exceed the dollar cap set under the 2014 Omnibus Plan. Beginning in 2015, Mr. Kolstad became a participant under the AIA pursuant to the provisions of his employment agreement. For 2015, Mr. Kolstad’s bonus opportunity was established to be equal to the sum of (i) 0.5% of the Company’s EBIT for such fiscal year up to $75,000,000 of EBIT, plus (ii) 0.9% of EBIT in excess of $75,000,000. The 2015 bonuses for each of Messrs. Bautista, Conkle, Bakht and Riffey were established pursuant to the AIA with target incentive percentages of .2745%, .2745%, .1935% and .20%, respectively, of 2015 EBIT, with respective dollar caps of $754,875, $754,875, $532,125 and $550,000.

Due to the severe industry downturn, the Company’s EBIT for 2015 was negative, resulting in no bonuses being paid to executive officers under the AIA.

In spite of market conditions, the Committee recognized the significant contributions by executive officers in responding to the challenging environment. The executive officers delivered on key initiatives which included such indicators as gaining in market share, downsizing the organization, developing and introducing new technologies, and managing the balance sheet. In recognition of these achievements and in considering the goal to provide a competitive compensation program that enables the Company to attract and retain superior management personnel, the Committee approved cash recognition awards for the executive officers in amounts equal to a percentage of base salaries. In no case did the value of the discretionary award paid with respect to 2015 exceed 60% of the value of the AIA award paid with respect to 2014.

Looking ahead to 2016, the Committee recognized the potentially prolonged industry downturn, the future volatility or cyclical nature of our industry and the need to attract and retain superior management personnel. Accordingly, the Committee approved modifying the annual bonus program. CARBO will move from using EBIT as the single performance measure, to using multiple measures, including EBIT and other key objectives designed to motivate alignment with strategic imperatives. The Company will grant performance-based cash awards with market-based target incentive levels for each executive officer ranging from 60% to 100% of base salary depending on position. However, to recognize the near-term challenges to Company profitability, maximum payouts for the key objectives will be capped at 90% of target payout and performance below threshold will not result in any payout. Performance at threshold will result in a 40% of target payout, and performance at target will result in a 60% payout. Payouts will be interpolated on a straight-line basis for performance between threshold and target, and target and maximum.

Long-Term Incentives

The Company strongly believes that the interests of stockholders and executives become more closely aligned when executives are provided with an opportunity to acquire an equity interest in the Company through ownership of the Company’s Common Stock. We grant long-term equity incentives to reward performance and align senior executives with long-term stockholder interests by providing those executives an ownership stake in the Company, encouraging sustained long-term performance and providing an important retention element to their compensation program. Long-term equity incentives are provided in the form of restricted stock and performance-based cash awards. Annual equity grants are traditionally given at the first Board of Directors meeting held shortly after the year-end close of the Company’s books. Grants of equity typically are targeted at the 50th percentile, based upon prior year performance and competitive market practice.

The Company previously awarded long-term incentives under the CARBO Ceramics Inc. 2009 Omnibus Incentive Plan (the “2009 Omnibus Plan”) and, upon its expiration, the Company adopted the 2014 Omnibus Plan. See “Employment Agreements and Other Plans — 2009 Omnibus Plan and 2014 Omnibus Plan.”

Restricted Stock. Individual restricted stock grants are determined based on overall individual and Company performance, including the general business metrics described above under “— Elements of Compensation.” Restricted stock is granted to executives with three-year ratable vesting and is forfeited as to unvested shares if the executive leaves the Company. To further enhance retention and encourage officers to retain ownership of Company stock, the Compensation Committee generally provides that officers’ restricted shares will continue to be subject to transfer restrictions for an additional two-year period after vesting. However, if an officer’s employment terminates prior to the end of such two-year period, the shares will cease to be subject to transfer restrictions at the time of termination.

Long-Term Performance-Based Cash Awards. Under the terms of the 2014 Omnibus Plan, the Committee may grant performance-based cash awards to named executive officers which are paid depending upon achieving certain pre-determined financial benchmarks measured over a specified performance period. Payments under such grants, if any, are to be paid at the end of the applicable performance period based upon the Company’s actual performance against the benchmarks during such period.

In 2015, the Committee granted long term performance-based cash awards to named executive officers under the terms of the 2014 Omnibus Plan. Awards granted in 2015 are subject to a performance period beginning January 1, 2015, and ending on December 31, 2017. In order to further enhance pay and performance alignment, Relative Total Stockholder Return and New Technology Revenue were established as the performance metrics for these awards. Generally, payments under the performance-based cash awards will be made after the end of the three-year performance period, subject to continued employment.

Relative Total Stockholder Return will be measured four times: three one-year periods, determining 75% of the award value, and one three-year period, determining the remaining 25%. The performance measure will be a comparison of CARBO total stockholder return against total stockholder return of companies that comprise the Similar Companies, OSX Index and S&P SmallCap 600 Oil & Gas Equipment & Services Index at January 1, 2015. Each will be weighted 1/3rd. Total stockholder return will be calculated using the average 20 trading day stock price leading up to the beginning and end of each measurement period, in accordance with the following formula: average ending price — average beginning price + dividends paid during measurement period, assuming reinvestment of dividends / average beginning price. Performance at the 25th percentile is required for payout. Performance at the 25th percentile will pay 50% of target; performance at the 50th percentile will pay 100% of target, and performance at or above the 75th percentile will pay 200% of target. Payouts under the plan will not exceed 200% of target. Payouts will be interpolated on a straight-line basis for performance between the 25th and 50th percentile, and the 50th and 75th percentile. Relative Total Stockholder Return performance for 2015 resulted in 59% of the target award value related solely to the 2015 portion of the award being earned. Payment under the award remains subject to continued vesting conditions.

The Committee selected New Technology Revenue as a performance measure given its strategic long term importance to the Company. CARBO’s new technologies facilitate customers’ focus on better well economics by increasing hydrocarbon recovery and lowering finding and development costs. The Committee believes that these technologies are key to CARBO’s future success. New Technology Revenue will be measured once, at the end of the three-year performance period, in accordance with generally accepted accounting principles (GAAP). Performance at threshold is required for payout. Performance at threshold will pay 50% of target; performance at target will pay 100% of target, and performance at or above the maximum will pay 200% of target. Payouts under the plan will not exceed 200% of target. Payouts will be interpolated on a straight-line basis for performance between threshold and target, and target and maximum. The Committee has adopted measurable, rigorous performance targets that are achievable but challenge executives to drive business results that produce stockholder value.

Looking ahead to 2016, the Committee believes that Relative Total Stockholder Return and New Technology Revenue continue to be appropriate measures of long term performance and will grant long term performance-based cash awards accordingly.

For more information regarding potential payouts to named executive officers under the 2015 grants of long term performance-based cash awards, see “Grants of Plan-Based Awards in the Fiscal Year 2015” and “Potential Termination and Change in Control Payments” below.

Termination and Change in Control. Mr. Kolstad’s employment agreement provides for certain payments to be made in the event of his termination of employment both before and following a change in control. These provisions were part of the employment agreement negotiated with Mr. Kolstad in connection with his joining the Company. The Company believes that having these provisions in the employment agreement enables Mr. Kolstad to focus on the performance of his job by providing him with security in the event of certain terminations of employment or a change in control.

In March 2012, the Board authorized the Company to enter into a change in control severance agreement (each, a “CIC Agreement”) with Mr. Bautista. The Board authorized the Company to enter into CIC Agreements with Mr. Conkle upon his joining the Company in October 2012, Mr. Riffey upon his appointment to Vice President — Manufacturing in May 2013, and Mr. Bakht upon his joining the Company in June 2015. For more information regarding these agreements, see “Potential Termination and Change in Control Payments” below. The restricted stock issued by the Company and performance-based cash awards vest immediately upon a change in control of the Company. These vesting provisions are designed to preserve employee productivity during the potentially disruptive time prior to a change in control by assuring them of their opportunity to realize the value of their stock and any outstanding performance-based cash awards.

Retirement. The Company does not provide retirement benefits to its executive officers other than pursuant to its tax-qualified Savings and Profit Sharing Plan available to all employees. Under the 2009 Omnibus Plan, upon “Retirement” (defined as a participant’s voluntary termination of employment at or after age 62 (unless otherwise defined in the award agreement) and subject to Board consent), that portion of a restricted stock award scheduled to vest within one year of Retirement would continue to vest on the scheduled vesting date. Awards scheduled to vest later than one year after Retirement are forfeited. Restricted stock awards granted during or after January 2014 will no longer vest upon Retirement.

Perquisites. The Company’s named executive officers are primarily compensated with cash and incentive awards and not perquisites. Perquisites provided to our named executive officers are usually limited to items such as payment or reimbursement for club dues and fees and education expenses.

Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m), and the regulations thereunder, place a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company’s most highly compensated officers. The limit imposed by Section 162(m) does not however, apply to deductions for qualified “performance-based compensation,” the material terms of which are disclosed to and approved by stockholders. The Company’s policy is to carefully monitor the potential impact of Section 162(m) on the tax deductibility of executive compensation, and to pay executive compensation that may not be deductible if it believes it is necessary and appropriate in light of the Company’s compensation objectives and in the interests of the Company and its stockholders.

Summary Compensation Table

The following table sets forth information concerning (i) annual compensation paid during fiscal years ended December 31, 2013, 2014 and 2015 to the Company’s Chief Executive Officer and Chief Financial Officer and (ii) annual compensation during such periods for the Company’s three most highly compensated executive officers, other than the Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Gary A. Kolstad	2015	800,000	400,000	1,688,000		—	61,468	—	18,797	(6)	2,968,265
President and Chief	2014	800,000	—	2,099,636		—	714,804	—	27,161		3,641,601
Executive Officer	2013	700,000	—	1,799,978		—	819,811	—	29,598		3,349,387

Ernesto Bautista, III	2015	350,000	140,000	483,950		—	11,958	—	18,797	(6)	1,004,705
Vice President and	2014	343,750	—	549,731		—	309,515	—	27,361		1,230,357
Chief Financial Officer	2013	321,250	—	470,001		—	341,542	—	28,523		1,161,316

Don P. Conkle	2015	385,000	140,000	572,063		—	14,132	—	7,950	(7)	1,119,145
Vice President of	2014	377,500	—	650,141		—	309,515	—	16,769		1,353,925
Marketing and Sales	2013	355,000	360,000	499,980		—	341,542	—	17,591		1,574,113

John R. Bakht (1)	2015	175,000	100,000	899,996	(8)	—	—	—	4,500	(7)	1,179,496
Vice President, General Counsel, Secretary and Chief Compliance Officer

Roger L. Riffey (2)	2015	270,000	105,000	351,948		—	8,697	—	7,950	(7)	743,595
Vice President,	2014	262,500	—	399,957		—	225,512	—	16,769		904,738
Manufacturing	2013	215,458	—	60,040		—	186,211	—	133,185		594,894

(1)	Mr. Bakht was appointed Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer in June 2015.
(2)	Mr. Riffey was appointed Vice President, Manufacturing in May 2013.
(3)	The amounts disclosed in 2015 represent discretionary cash awards granted by the Compensation Committee, and, with respect to Mr. Bakht, a sign-on bonus.
(4)	The amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2015 by the Company with respect to restricted stock awards. A discussion of the assumptions used in this valuation with respect to awards made in fiscal year 2015 may be found in Note 10 to the Company’s financial statements contained in the Company’s Annual Report on Form 10-K for 2015. A discussion of the assumptions used in this valuation with respect to awards made in fiscal years prior to fiscal year 2015 may be found in the corresponding sections of the Company’s financial statements and accompanying footnotes for the fiscal year in which the award was made. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company.
(5)	The amounts disclosed for 2015 represent the portion of the performance-based cash awards awarded in 2015 earned in respect of Relative Total Stockholder Return performance for 2015; however, no amounts will be paid to the named executive officer until satisfaction of the vesting condition. The amounts disclosed in 2014 and 2013 represent cash payments earned pursuant to the Annual Incentive Arrangement or, in the case of Mr. Kolstad, the terms of his employment agreement. No amounts were earned pursuant to the Annual Incentive Arrangement in 2015.
(6)	The amounts disclosed for Mr. Kolstad and Mr. Bautista include (i) contributions under the Company’s Savings and Profit Sharing Plan of $7,950 and (ii) reimbursement of club dues.
(7)	The amounts disclosed for Messrs. Conkle, Bakht and Riffey represent contributions under the Company’s Savings and Profit Sharing Plan.
(8)	Mr. Bakht’s restricted stock award was granted as an inducement to join the Company and to compensate him for the loss of unvested equity awards and other long-term compensation he forfeited by joining the Company.

Grants of Plan-Based Awards in Fiscal Year 2015

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
Gary A. Kolstad	1/19/15	$0	—	$5,000,000	(1)	—	—	—	50,000	—	—	1,688,000
President and Chief Executive Officer		$310,994	$621,998	$1,243,976	(2)
Ernesto Bautista, III	1/19/15	$0	—	$754,875	(1)	—	—	—	14,335	—	—	483,950
Vice President and Chief Financial Officer		$60,500	$121,000	$242,000	(2)
Don P. Conkle	1/19/15	$0	—	$754,875	(1)	—	—	—	16,945	—	—	572,063
Vice President of Marketing and Sales		$71,500	$143,000	$286,000	(2)
John R. Bakht	6/1/15	$0	—	$532,125	(1)	—	—	—	21,092	—	—	899,996
Vice President, General Counsel, Secretary and Chief Compliance Officer		—	—	—
Roger L. Riffey	1/19/15	$0	—	$550,000	(1)	—	—	—	10,425	—	—	351,948
Vice President, Manufacturing		$44,000	$88,000	$176,000	(2)

(1)	Payments are not subject to an annual target but rather are calculated based upon pre-determined percentages of EBIT subject to a maximum. See “Compensation Discussion and Analysis — Annual Bonuses” above.
(2)	Amounts represent potential amounts payable related to the three-year performance-based cash awards.
(3)	Amounts shown do not reflect compensation actually received by the named executive officer. Rather, amounts set forth in the stock award column represent the grant date fair value of awards computed in accordance with FASB ASC Topic 718 for financial statement reporting purposes in fiscal year 2015 by the Company with respect to restricted stock awards.

Employment Agreements and Other Plans

Kolstad Employment Agreement. The Company entered into an employment agreement with Gary A. Kolstad, dated May 10, 2006, which was amended and restated effective as of December 16, 2014, pursuant to which Mr. Kolstad is employed as President and Chief Executive Officer of the Company. The amendments reflected an increase in Mr. Kolstad’s base salary, changed his incentive bonus formula as noted under “Annual Bonuses” above and made other minor changes to administrative provisions of the agreement. Mr. Kolstad’s agreement was further amended in March 2016 to provide for a revised annual bonus scheme for 2016 taking into account both EBIT targets and additional performance metrics as discussed under the heading “Annual Bonuses” in the Compensation Discussion and Analysis. The EBIT portion of his annual bonus is not expected to pay out in 2016. The agreement currently runs through December 31, 2016, with automatic extensions for successive one-year periods unless written notice of an election not to extend is given by either party, or unless the Company or Mr. Kolstad terminates his employment earlier. The Company annually reviews Mr. Kolstad’s annual base salary based on a variety of factors, including the base salary range for Chief Executive Officers of the Similar Companies. Effective January 1, 2014, Mr. Kolstad’s annual base salary was increased to $800,000. The employment agreement gives the Company the right to increase Mr. Kolstad’s annual base salary, but does not expressly permit for it to be decreased. Mr. Kolstad is eligible to receive an incentive bonus for each fiscal year as described under “Annual Bonuses” above. Mr. Kolstad is entitled to four weeks of paid vacation per year, subject to the Company’s applicable policies. Mr. Kolstad shall be reimbursed for all reasonable, ordinary and necessary expenses incurred in the performance of his duties, provided he accounts to the Company for such expenses. Mr. Kolstad shall also be entitled to such benefits and perquisites as are generally made available to officers of the Company. For more information regarding Mr. Kolstad’s employment agreement, see “Potential Termination and Change in Control Payments” below.

2009 Omnibus Plan and 2014 Omnibus Plan. The 2009 Omnibus Plan and the 2014 Omnibus Plan (together, the “Omnibus Plans”) provide for awards to be made to Directors and key employees (including officers of the Company, whether or not they are members of the Board of Directors) of the Company and its affiliates who the Compensation Committee of the Board of Directors believes made substantial contributions to the management, growth and protection of the Company’s business. The Omnibus Plans allow the Company to grant restricted stock and other long term incentives to executive officers and key employees of the Company, including awards that are performance-based, in an effort to align the elements of compensation with the compensation policy of the Company. Shares of restricted stock granted pursuant to the Omnibus Plans are subject to transfer restrictions and forfeiture following the date of grant. Generally, one-third of the shares subject to each award will vest (i.e., will no longer be subject to transfer restrictions or forfeiture) on the first, second and third anniversaries of the date of grant, although the Compensation Committee could, in its discretion, choose a shorter or longer vesting period. Under the Omnibus Plans, upon termination of employment due to death, disability or (for awards granted prior to January 2014) Retirement, awards scheduled to vest within one year following such termination will vest on the scheduled vesting date and awards scheduled to vest more than one year following termination will be forfeited. All shares of restricted stock will vest upon a change in control of the Company. Dividends are paid on shares of restricted stock at the same rate, and at the same time, that dividends are paid to stockholders of the Company. For more information regarding the Omnibus Plans, see “Potential Termination and Change in Control Payments” below.

Annual Incentive Arrangement. In 2010, the Committee first adopted the AIA, pursuant to its authority to administer the 2009 Omnibus Plan, to grant annual performance-based cash awards to each of the executive officers other than Mr. Kolstad, whose bonus had been determined in accordance with his employment agreement. Beginning in 2015, the AIA became available to all executive officers of the Company, including Mr. Kolstad, under the 2014 Omnibus Plan. Each year target incentive payments (stated as a percentage of EBIT) are determined for each executive officer and are determined by the Compensation Committee based primarily upon the factors described under “Compensation Discussion and Analysis — Elements of Compensation” above. Such awards generally have a performance period of one fiscal year of the Company and are measured based on the Company’s EBIT for such fiscal year. Each award is determined as a percentage of EBIT and will be subject to a pre-determined dollar cap, which in no event can exceed the dollar cap of $5,000,000 set under the 2014 Omnibus Plan. An executive officer’s personal performance is not a separate performance metric under the 2015 AIA. The Compensation Committee determined that 100% of an executive officer’s incentive payment under the AIA should be determined by Company performance, and EBIT was determined to be the appropriate performance measure because it closely aligns the performance of the executive officers with stockholder goals and interests.

The AIA allows the Compensation Committee to interpret the plan, and to adopt rules and regulations that are necessary or advisable for the proper administration of the plan.

Long-Term Performance-Based Cash Awards. Under the terms of the 2014 Omnibus Plan, the Committee may grant performance-based cash awards to named executive officers which are paid depending upon achieving certain pre-determined financial benchmarks measured over a specified performance period. Payments under such grants, if any, are to be paid at the end of the applicable performance period based upon the Company’s actual performance against the benchmark during such period.

The following table sets forth information regarding outstanding equity awards held by the Company’s named executive officers as of December 31, 2015.

Outstanding Equity Awards at End of Fiscal Year 2015

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary A. Kolstad,	—	—	—	—	—	69,922	(1)	1,202,658	—	—
President and Chief Executive Officer
Ernesto Bautista, III	—	—	—	—	—	19,546	(1)	336,191	—	—
Vice President and Chief Financial Officer
Don P. Conkle	—	—	—	—	—	26,639	(2)	458,191	—	—
Vice President of Marketing and Sales
John R. Bakht	—	—	—	—	—	21,092	(3)	362,782	—	—
Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger L. Riffey	—	—	—	—	—	13,051	(1)	224,477	—	—
Vice President, Manufacturing

(1)	Pursuant to grants made under the 2014 Omnibus Plan and the expired 2009 Omnibus Plan, one third of the shares subject to award vest on each of the first three anniversaries of the grant date. Additional information concerning the vesting schedule for these awards is as follows:

	Shares Vested in February 2016	Shares to Vest in February 2017	Shares to Vest in February 2018
Mr. Kolstad	February 1, 2016 – 30,349	February 1, 2017 – 22,906	February 1, 2018 – 16,667
Mr. Bautista	February 1, 2016 – 8,355	February 1, 2017 – 6,412	February 1, 2018 – 4,779
Mr. Riffey	February 1, 2016 – 4,912	February 1, 2017 – 4,664	February 1, 2018 – 3,475

(2)	Pursuant to grants made under the 2014 Omnibus Plan and the expired 2009 Omnibus Plan, certain of the shares awarded vest on each of the first three anniversaries of the grant date and certain of the shares awarded vest on each of the first five anniversaries of the grant date. Accordingly, 9,648 shares vest on February 1, 2016, 1,881 shares vest on October 1, 2016, 7,580 shares vest on February 1, 2017, 1,881 shares vest on October 1, 2017, and 5,649 shares vest on February 1, 2018.
(3)	Pursuant to a grant made under the 2014 Omnibus Plan, one third of the shares subject to award vest on each of the first three anniversaries of the grant date. Accordingly, 7,030 shares vest on June 1, 2016, 7,031 shares vest on June 1, 2017, and 7,031 shares vest on June 1, 2018.
(4)	Market Value is computed by multiplying the closing market price of the Company’s stock at the end of fiscal year 2015 of $17.20 by the number of shares subject to the award.

The following table sets forth information regarding equity awards held by the Company’s named executive officers that were exercised or that vested during fiscal year 2015.

Option Exercises and Stock Vested in Fiscal Year 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gary A. Kolstad	—	—	18,683	612,429
President and Chief Executive Officer
Ernesto Bautista, III	—	—	4,859	159,278
Vice President and Chief Financial Officer
Don P. Conkle,	—	—	9,015	223,582
Vice President of Marketing and Sales
John R. Bakht,	—	—	—	—
Vice President, General Counsel, Secretary and Chief Compliance Officer
Roger Riffey,	—	—	1,603	52,546
Vice President, Manufacturing

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information regarding the Company’s equity compensation plans as of December 31, 2015:

Plan Category	A. Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	B. Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	C. Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (A))
Equity compensation plans approved by security holders	—	$—	526,563	(1)
Equity compensation plans not approved by security holders	—	—	0
Total	—	$—	526,563	(1)

(1)	Represents shares available for issuance under the 2014 Omnibus Plan as of December 31, 2015.

POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

The following tables set forth the estimated value of payments and benefits that the Company’s named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of the Company, in each case occurring on December 31, 2015 and using the closing market price of the Common Stock at the end of fiscal year 2015 of $17.20.

Gary A. Kolstad

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	400,000	1,600,000
After a Change In Control without Cause or for Good Reason	—	714,804	1,600,000
Retirement	—	—	—
Disability	1,202,658	1,021,998	—
Death	1,202,658	1,021,998	—
Voluntary Termination	—	—	—
Change in Control	1,202,658	207,333	—

Ernesto Bautista, III

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	309,515	700,000
Retirement	—	—	—
Disability	336,191	121,000	—
Death	336,191	121,000	—
Voluntary Termination	—	—	—
Change in Control	336,191	40,333	—

Don P. Conkle

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	309,515	770,000
Retirement	—	—	—
Disability	458,191	143,000	—
Death	458,191	143,000	—
Voluntary Termination	—	—	—
Change in Control	458,191	47,667	—

John R. Bakht

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	—	600,000
Retirement	—	—	—
Disability	362,782	—	—
Death	362,782	—	—
Voluntary Termination	—	—	—
Change in Control	362,782	—	—

Roger Riffey

Triggering Event	Cash-Out Value of Equity-Based Awards that Vest as a Result of a Triggering Event ($)	Cash-Out Value of Cash-Based Awards that Vest as a Result of a Triggering Event ($)	Value of Salary Continuation ($)
Termination of Employment
Prior to a Change In Control without Cause	—	—	—
After a Change In Control without Cause or for Good Reason	—	225,512	540,000
Retirement	—	—	—
Disability	224,477	88,000	—
Death	224,477	88,000	—
Voluntary Termination	—	—	—
Change in Control	224,477	29,333	—

Kolstad Employment Agreement. In the event that Mr. Kolstad’s employment is terminated due to disability or death, Mr. Kolstad, or his estate, shall be entitled to receive (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for business expenses incurred prior to the date of termination (together, the “Accrued Obligations”). He, or his estate, shall also receive a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued. If the Company terminates Mr. Kolstad’s employment for Cause, he shall only be entitled to receive the Accrued Obligations. In the event the Company terminates Mr. Kolstad’s employment without Cause, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he would have received for the year in which his employment terminated had his employment continued and (iii) contingent upon his execution of a general release of claims against the Company, an amount equal to two times his base salary. The Accrued Obligations, pro-rated bonus and a portion of the base salary payment would be paid in a lump sum, and the remaining portion of the base salary payment would be paid over an 18 month period. Notwithstanding the foregoing, in the event Mr. Kolstad’s employment is terminated by the Company without Cause or by him for Good Reason, and in either case, during the one-year period following a change in control of the Company, he shall be entitled to receive (i) the Accrued Obligations, (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. In this instance, the Accrued Obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period.

In Mr. Kolstad’s employment agreement, “Cause” is defined as (i) any material violation by Mr. Kolstad of the agreement; (ii) any failure by Mr. Kolstad to substantially perform his duties thereunder; (iii) any act or omission involving dishonesty, fraud, willful misconduct or gross negligence on the part of Mr. Kolstad that is or may be materially injurious to the Company; and (iv) commission of any felony or other crime involving moral turpitude.

“Good Reason” is defined as, without Mr. Kolstad’s express written consent, the occurrence of any one or more of the following: (i) the assignment of Mr. Kolstad to duties materially inconsistent with his authorities, duties, responsibilities and status (including offices, titles and reporting requirements) as an officer of the Company, or a reduction or alteration in the nature or status of his authorities, duties or responsibilities from those in effect immediately prior to a change in control, including a failure to reelect him to, or a removal of him from, any office of the Company that he held immediately prior to a change in control; or (ii) the Company’s requiring Mr. Kolstad to be based at a location more than 50 miles from Houston, Texas, except for required travel on the Company’s business to an extent substantially consistent with his business obligations immediately prior to a change in control; or (iii) the Company materially breaches the agreement or any other written agreement with Mr. Kolstad; or (iv) a material reduction in his level of participation in any of the Company’s welfare benefit, retirement or other employee benefit plans, policies, practices or arrangements in which he participates as of the date of the change in control. The Company is entitled to written notice and a 30 day cure period for any event that may constitute Good Reason.

Mr. Kolstad is subject to a covenant not to compete for a period of two years following the termination of his employment with the Company. He is also subject to standard covenants not to solicit employees and not to solicit clients for a period of one year following a termination.

2009 Omnibus Plan and 2014 Omnibus Plan. All named executive officers were participants in the Omnibus Plans and continue to hold unvested awards of restricted stock. Each restricted stock award agreement under the Omnibus Plans specifies the consequences with respect to such award upon any termination of employment. The applicable award agreements for the unvested awards of restricted stock made under the Omnibus Plans provide that unvested awards shall immediately vest upon a change in control. For awards made prior to January 2014, the applicable award agreements provide that upon a termination of employment due to death, disability or Retirement, unvested awards of restricted stock that otherwise would vest one year following termination of employment vest on their scheduled date and any unvested awards scheduled to vest more than one year following the date of termination are forfeited. “Retirement” is defined as a participant’s voluntary termination of employment or service on the Board of Directors (with the approval of the Board of Directors) at or after age 62. None of the named executive officers is currently eligible for retirement. In January 2014, the terms of the applicable award agreements were amended to allow for full vesting of unvested awards in the event of termination resulting from death or disability. Additionally, the agreements for all restricted stock awards granted during or after January 2014 do not provide for any accelerated vesting upon a termination of employment due to retirement.

The applicable award agreements for the unvested performance-based cash awards made under the 2014 Omnibus Plan provide that upon a change in control, the unvested awards shall vest and be settled as to the target value of the award on a pro rata basis as of the date of such event. Upon separation of service due to death or disability, the unvested awards shall vest and be settled as to the target value of the award as of the date of such event. Upon separation of service due to Retirement, the unvested awards shall vest as of the date of such separation from service and will then be settled at the time they would have been had there been no separation from service and in an amount based on actual performance. Upon termination of employment for cause (as defined in the award agreement), all outstanding awards, whether vested or unvested, shall terminate automatically and be forfeited. In the event of any other termination of employment, as originally granted, all unvested awards shall automatically be forfeited. In January 2016, the terms of the applicable award agreements were amended to provide that, in the event of termination without cause, the unvested awards shall vest and be settled as to a portion of the award based on Relative Total Stockholder Return and New Technology Revenue achievement in performance years ending on or prior to the date of termination as of the date of such event.

Annual Incentive Arrangement. Since 2015, all executive officers, including Mr. Kolstad, have been and are eligible for incentive payments under the AIA pursuant to the 2014 Omnibus Plan. The AIA does not have any provisions for accelerated vesting upon termination of employment. Upon a change of control of the Company, AIA awards do not automatically vest; however the Committee may consider the effects of a change of control in determining whether or not to accelerate the vesting of AIA awards. In addition, Mr. Kolstad’s employment agreement and the CIC Agreements of the other named executive officers provide for a pro-rated bonus upon certain terminations of employment. For 2016, the modified annual bonus program will provide for immediate payout of the target award upon termination of employment due to death or disability, immediate payout of a pro-rated portion of target award upon a change in control and, for Mr. Kolstad, under his employment agreement, a pro-rated payout based on actual fiscal-year performance in the event of a termination of employment without cause.

Change in Control Severance Agreements. In March 2012, the Board of Directors authorized the Company to enter into a CIC Agreement with Mr. Bautista. Mr. Conkle, pursuant to Board authorization, entered into a CIC Agreement upon joining the Company in October 2012. Upon his appointment as Vice President — Manufacturing and pursuant to Board authorization, Mr. Riffey signed a CIC Agreement in May 2013 and Mr. Bakht upon his joining the Company in June 2015. Each CIC Agreement provides that in the event the executive’s employment is terminated by the Company without Cause or by him for Good Reason during the one-year period following a change in control of the Company, he shall be entitled to receive (i) accrued obligations (such as base salary earned through the date of termination and reimbursement for incurred expenses), (ii) a pro-rated bonus based on the bonus he received in the year prior to his termination of employment and (iii) an amount equal to two times his base salary. The accrued obligations and a portion of the bonus and base salary payment would be paid in a lump sum, with the remaining portion of the bonus and base salary payment to be paid over an 18 month period. The CIC Agreements are based on the change of control severance provisions utilized in Mr. Kolstad’s employment agreement, and contain definitions of “Cause” and “Good Reason” that are substantially the same as those that appear in such employment agreement. Neither Mr. Kolstad’s employment agreement nor the CIC Agreements provide for a “tax gross-up” reimbursement payment to the executive for taxes which they may owe as a result of receipt of any such payments.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with management and, based on the Compensation Committee’s review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The report of the Compensation Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Compensation Committee

H. E. Lentz, Jr., Chairman

Sigmund L. Cornelius

Chad C. Deaton

James B. Jennings

Randy L. Limbacher

William C. Morris

Robert S. Rubin

March 14, 2016

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and persons who are beneficial owners of more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of shares of Common Stock beneficially owned by them. Directors, executive officers and beneficial owners of more than 10% of the Common Stock are also required to furnish the Company with copies of all Section 16(a) reports that they file with the SEC. To the Company’s knowledge, no Director, executive officer or other greater than 10% beneficial owner of the Common Stock failed to timely file with the SEC one or more required reports on Form 3, 4 or 5, during 2014, with the exception of an inadvertent late filing for each of the Company’s Directors related to the Annual Director Stock Grant granted in 2015.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee met nine times during 2015. The Audit Committee reviewed with management and the independent registered public accounting firm the interim financial information included in the March 31, June 30 and September 30, 2015 Quarterly Reports on Form 10-Q prior to their filing with the SEC. In addition, the Audit Committee reviewed all earnings releases with management and the Company’s independent registered public accounting firm prior to their release.

Consistent with the applicable requirements of the Public Company Accounting Oversight Board, the Company’s independent registered public accounting firm provided the Audit Committee a written statement describing all the relationships between it and the Company that might bear on its independence. The Audit Committee also discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), which supersedes Statement on Auditing Standards No. 61.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviews and discusses with management the audited financial statements in the Company’s Annual Report on Form 10-K, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters appropriate for discussion with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from management and the Company and considered the compatibility of non-audit services with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC. The Audit Committee also approved, subject to stockholders’ ratification, the selection of the Company’s independent registered public accounting firm.

This report of the Audit Committee is not “solicitation material” and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

CARBO Ceramics Inc. Audit Committee

Sigmund L. Cornelius, Chairman

Chad C. Deaton

James B. Jennings

H. E. Lentz, Jr.

Randy L. Limbacher

Robert S. Rubin

March 14, 2016

RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has reappointed Ernst & Young as the Company’s independent registered public accounting firm to audit the financial statements of the Company for 2015. Ernst & Young has acted as the Company’s independent registered public accounting firm since its formation in 1987. Representatives of the firm of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees. Ernst & Young’s fees for the Company’s annual audit and review of interim financial statements were $823,441 in 2015 and $738,243 in 2014.

Audit-Related Fees. Ernst & Young’s fees for audit-related services were $4,800 in 2015 and $6,500 in 2014. Audit-related services for 2015 and 2014 primarily include fees for providing consents and assistance associated with SEC comment letters.

Tax Fees. Ernst & Young’s fees for tax services were $9,040 in 2015 and $10,645 in 2014. Tax services primarily involve assistance with tax return compliance and consultations regarding foreign tax jurisdictions.

All Other Fees. Ernst & Young did not provide any other products and services in 2015 and 2014 and consequently there were no other fees.

Under the Audit Committee’s Pre-Approval Procedures for Audit and permitted Non-Audit Services, the Chairman of the Audit Committee is allowed to pre-approve audit and non-audit services if such services will commence prior to the next regularly scheduled meeting of the Audit Committee and where the cost of such services in the aggregate will not exceed $75,000. The Audit Committee is then informed of such pre-approval at its next meeting. For 2015, there were no non-audit related services approved in this manner.

The Audit Committee and the Board of Directors recommend the stockholders vote “FOR” such ratification.

APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

(PROPOSAL NO. 3)

The Company is seeking an advisory vote on executive compensation from stockholders, commonly known as the say-on-pay vote, as required by Section 14A of the Exchange Act. The advisory vote on executive compensation is an annual non-binding vote to approve the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation policy is designed to attract and retain superior management personnel and to ensure that executive compensation aligns management’s overall goals and objectives for improving profitability and enhancing stockholder value with those of stockholders. The program seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual cash incentives, and equity and cash long-term incentives. The annual cash component has historically been designed to be performance-based based entirely upon Company EBIT, although, for the reasons described in the Compensation Discussion and Analysis section, for 2015 the Committee awarded bonuses in its discretion, and future annual cash incentive awards will be based upon EBIT as well as other measurable performance goals. In addition, long-term incentive awards are comprised of restricted stock awards and long-term cash awards based on specified measures of Company performance over a three-year period. The Company also has programs in place to align executive compensation with stockholder interests and mitigate risks in its plans, such as stock retention guidelines and limited perquisites.

The Board strongly endorses the Company’s executive compensation program and recommends that the stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described in this proxy statement under “Compensation of Executive Officers”, including the Compensation Discussion and Analysis and the tabular and narrative disclosure contained in this proxy statement.

The Board of Directors recommend that the stockholders vote “FOR” the resolution above and approval of the compensation of the named executive officers as disclosed in this proxy statement.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.

CARBO CERAMICS INC. C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. ADD 4 ADD 5 Proxies 11:59 p. m. submitted , Eastern by Time, the on Internet May 16, or telephone 2016. must be received by ADD 6 • Go to www.investorvote.com/CRR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, WILL BE VOTED FOR THE NOMINEES AND FOR PROPOSALS 2 AND 3. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. + 1. To elect eight Directors. The Board of Directors recommends a vote FOR the nominees below. 01 - Sigmund L. Cornelius 02 - Chad C. Deaton 03 - James B. Jennings 04 - Gary A. Kolstad 05 - H. E. Lentz, Jr. 06 - Randy L. Limbacher 07 - William C. Morris 08 - Robert S. Rubin Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below. For Against Abstain 3. Proposal to approve, by advisory vote, the For Against Abstain 2. Proposal to ratify the appointment of Ernst & Young LLP, certified compensation of the named executive officers. public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016. 4. In their discretion, to vote upon such other business This proxy when properly executed will be voted in the manner directed herein by as may properly come before the meeting. the undersigned stockholder. If no direction is given, this proxy will be voted FOR the nominees and FOR proposals 2 and 3. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 2 7 3 4 6 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 02BS7A

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.carboannualmeeting.com IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — CARBO CERAMICS INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CARBO CERAMICS INC. The undersigned hereby appoints Gary A. Kolstad, John R. Bakht, Ernesto Bautista, III, or any one of them, as proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of CARBO Ceramics Inc., held of record by the undersigned on March 21, 2016, at the Annual Meeting of Stockholders to be held on May 17, 2016, or any adjournment or continuation thereof. (Continued and to be marked, dated and signed, on the other side)